Exhibit 2.3
PRIVILEGED AND CONFIDENTIAL
WLRK DRAFT: 9/1/09

FIRST NIAGARA FINANCIAL GROUP, INC.

REGISTRATION RIGHTS AGREEMENT

Dated September 4, 2009

REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement, dated as of September 4, 2009 (this “Agreement”), by and between First Niagara Financial Group, Inc., a Delaware corporation (the “Company”) and National City Bank, a national banking association organized under the laws of the United States (the “Purchaser”).
WHEREAS, the Company, the Purchaser and The PNC Financial Services Group, Inc., a Pennsylvania corporation, have entered into that certain Securities Purchase Agreement, dated as of April 6, 2009 (the “Securities Purchase Agreement”), pursuant to which the Purchaser will acquire from the Company $150,000,000 in principal amount of 12% Senior Notes due 2014 (the “Senior Notes”); and
WHEREAS, the parties’ entering into this Agreement is a condition to the respective obligations of the Purchaser to purchase and pay for the Senior Notes under the Securities Purchase Agreement;
NOW, THEREFORE, the Company and the Purchaser, intending to be legally bound, hereby agree, effective as of the date hereof, as follows:
The parties hereby agree as follows:
SECTION 1. Definitions.
As used in this Agreement, the following terms will have the following meanings:
“Affiliate” of any specified person means any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified person. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agreement” has the meaning set forth in the Preamble.
“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The term “Beneficially Own” shall have a correlative meaning.
“Business Day” means a day, other than a Saturday or Sunday, that in the City of New York, is not a day on which banking institutions are authorized or required by law, regulation or executive order to close.
“Company” has the meaning set forth in the Preamble.

“Demand Notice” has the meaning set forth in Section 4.1.
“Demand Registration” has the meaning set forth in Section 4.1.
“Demand Registration Statement” has the meaning set forth in Section 4.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Existing Shelf Registration Statement” has the meaning set forth in Section 3.1(a).
“Governmental Authority” means the government of the United States of America or any state or other political subdivision thereof, or any other jurisdiction in which the Company or any subsidiary of the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any subsidiary of the Company, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Holder” means a Person who owns, beneficially or otherwise, Registrable Securities.
“Holders’ Representative” means the Purchaser or any other Holder of a Majority of a class of Registrable Securities.
“Indemnified Party” shall have the meaning set forth in Section 7.3(a).
“Indemnifying Party” shall have the meaning set forth in Section 7.3(a).
“Indenture” means that certain Indenture, dated as of September 4, 2009, as supplemented by the First Supplemental Indenture, dated as of September 4, 2009, by and between the Company and The Bank of New York Mellon, as trustee, relating to the Senior Notes.
“Majority” means more than 50%.
“Notice and Questionnaire” means a written notice executed by a respective Holder and delivered to the Company containing the information required to be included in any Shelf Registration Statement regarding the applicable Holder seeking to sell Senior Notes thereunder pursuant thereto.
“Person” means any individual, partnership, corporation, limited liability company, firm, corporation, association, joint venture, trust or other entity, or any Governmental Authority.
“Plan of Distribution” has the meaning set forth in Section 5.2(e).
“Prospectus” means the prospectus included in a Shelf Registration Statement or Subsequent Shelf Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such prospectus.
“Purchaser” has the meaning set forth in the Preamble.
“Registration Expenses” has the meaning set forth in Section 6.1.
“Registrable Securities” means the Senior Notes acquired by the Purchaser pursuant to the Securities Purchase Agreement, as well as any securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in replacement generally of, such Senior Notes (or other Registrable Securities) and any securities issued in exchange for such Senior Notes (or other Registrable Securities) in any merger, reorganization, consolidation, share exchange, recapitalization, restructuring or other comparable transaction of the Company, until such Registrable Securities cease to be Registrable Securities in accordance with Section 2.1.
“Registration Statement” means any registration statement of the Company under the Securities Act, including a Shelf Registration Statement, a Subsequent Shelf Registration Statement or a Demand Registration Statement, which permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act and the Exchange Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Securities Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.
“Senior Notes” has the meaning set forth in the Recitals to this Agreement.
“Shelf Effectiveness Period” has the meaning set forth in Section 3.1(c).
“Shelf Registration Statement” has the meaning set forth in Section 3.1(a).
“Subsequent Shelf Registration Statement” has the meaning set forth in Section 3.2.
“Suspension Period” has the meaning set forth in Section 5.2(b).
SECTION 2. Securities Subject to this Agreement.
Section 2.1 The securities entitled to the benefits of this Agreement are the Registrable Securities but, with respect to any particular Registrable Security, for only so long as such security continues to be a Registrable Security as provided below. A Registrable Security shall cease to be a Registrable Security (i) when it has been disposed of in a transaction registered under the Securities Act, (ii) when it has been sold pursuant to Rule 144 under the Securities Act, (iii) an opinion of counsel to the Company (the form and scope of which shall be reasonably satisfactory to the holder of such Registrable Security) shall have been delivered to such holder, or an opinion of counsel to the holder of such Registrable Security (the form and scope of which shall be reasonably satisfactory to the Company), shall have been delivered to the Company, in either case to the effect that such Registrable Security may be publicly offered for sale in the United States without restriction as to manner of sale and amount of securities sold and without registration or other restriction under the Securities Act, and the Company shall have delivered replacement certificates for such securities that do not bear any restrictive legend; provided, however, that, prior to the date that is one year after the date of this Agreement, a Registrable Security shall in no event be deemed to have ceased to be a Registrable Security pursuant to this clause (iii), (iv) it has been sold or transferred in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee as specified in Section 9.4 or (v) following a notice of redemption issued pursuant to Section 4.02 of the Indenture, unless and until such notice is canceled by the Company pursuant to the terms of Section 4.02 of the Indenture.
Section 2.2 Without the prior written consent of the Holders of a Majority of the Registrable Securities, the Company will not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. As of the date hereof, this Agreement is the only agreement with any holder of any securities of the Company which grants registration rights with respect to securities of the Company.
SECTION 3. Shelf Registration.
Section 3.1 In order to effect the registration and to permit the sale of the Registrable Securities in accordance with the intended method of disposition thereof the Company will (except as the Holders’ Representative may otherwise request pursuant to Section 4.1):
(a) as promptly as practicable after the date of this Agreement as can be accomplished given the best efforts by each of the Company, the Purchaser and their respective representatives to effect the appropriate disclosure, and in any event no later than the date that is 75 days after the date of this Agreement, prepare and file with the SEC a registration statement on Form S-3 or any comparable or successor form or forms (or to the extent the Company is not eligible to use Form S-3 or any comparable or successor form or forms, on Form S-1 or any comparable or successor form or forms) pursuant to Rule 415 under the Securities Act or any similar rule that may be adopted by the SEC (the “Shelf Registration Statement”), which Shelf Registration Statement shall provide for the registration and resales, on a continuous or delayed basis, of all Registrable Securities; provided, however, that before filing a registration statement or prospectus or prospectus supplement or any amendments or supplements thereto, the Company will furnish to each of the Holders named therein, draft copies of all such documents proposed to be filed a reasonable period prior to such filing, which documents will be subject to the reasonable review and comment of each of such Holder and its agents and representatives, and the Company shall consider in good faith any comments on any such documents suggested by any of the foregoing persons; provided, further, that if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic shelf registration statement (as defined in Rule 405 under the Securities Act); and provided, further, that the Company shall use its commercially reasonable efforts, for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act) and to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it has such status as of the date of this Agreement or becomes eligible for such status in the future. Notwithstanding the foregoing, the Company’s obligation under this Section 3.1(a) to file a Shelf Registration Statement with respect to the Senior Notes shall be deemed satisfied by virtue of the Company’s previous filing of an automatically effective shelf registration statement on Form S-3ASR, as amended, (File No. 333-153640) to the extent that such shelf registration statement remains effective and not subject to any stop order suspending its effectiveness under the Securities Act and continues to provide for registration and resales of debt securities of the Company on a continuous or delayed basis (the “Existing Shelf Registration Statement”). References in this Agreement to the Shelf Registration Statement shall mean, as appropriate, the Existing Shelf Registration Statement and any post-effective amendments thereto.
(b) in the event that the Shelf Registration Statement is not an automatic shelf registration statement, use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the SEC as promptly as practicable and in no event later than the date that is 180 days after the date of this Agreement; and
(c) use commercially reasonable efforts to keep the Shelf Registration Statement or any Subsequent Shelf Registration Statement continuously effective, supplemented and amended as required by the Securities Act and by the provisions of Section 5.2 hereof to the extent necessary to ensure that (i) it is available for resales by the Holders named therein and (ii) conforms with the requirements of this Agreement and the Securities Act and the rules and regulations of the SEC promulgated thereunder as announced from time to time, until the date on which all Registrable Securities registered on the Shelf Registration Statement have been sold or have ceased to be Registrable Securities (the “Shelf Effectiveness Period”).
Section 3.2 If the Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Shelf Effectiveness Period (other than because all Registrable Securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be Registrable Securities), the Company shall use commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof or file an additional Shelf Registration Statement covering all of the securities that as of the date of such filing are Registrable Securities (a “Subsequent Shelf

Registration Statement”). If a Subsequent Shelf Registration Statement is filed, to the extent the Shelf Registration Statement is not automatically effective upon filing, the Company shall use commercially reasonable efforts to cause the Subsequent Shelf Registration Statement to become effective as promptly as is practicable and in any event no later than 75 days after such filing and to keep such Subsequent Shelf Registration Statement (or other Subsequent Shelf Registration Statement) continuously effective until the end of the Shelf Effectiveness Period.
Section 3.3 At the time the Shelf Registration Statement or any Subsequent Shelf Registration Statement is declared effective, if applicable, or at the time that supplements to the Existing Shelf Registration Statement are filed with the SEC, or any Subsequent Shelf Registration Statement is filed with the SEC if it is automatically effective, each Holder that has delivered a Notice and Questionnaire to the Company on or prior to the date that is five (5) Business Days prior to such time of effectiveness shall be named as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of Registrable Securities in accordance with applicable law.
Section 3.4 The Company shall use commercially reasonable efforts to, on a timely basis, supplement and amend the Shelf Registration Statement or any Subsequent Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or any Subsequent Shelf Registration Statement, if required by the Securities Act or as reasonably requested by any Holder covered by such Shelf Registration Statement.
Section 3.5 Each Holder agrees that if such Holder wishes to sell Registrable Securities pursuant to a Shelf Registration Statement or a Subsequent Shelf Registration Statement and related Prospectus, it will do so in accordance with this Section 3.5 and Section 5.2. Each Holder wishing to sell Registrable Securities pursuant to a Shelf Registration Statement or any Subsequent Shelf Registration Statement and related Prospectus, whether in an underwritten offering or otherwise, agrees to deliver a Notice and Questionnaire to the Company at least ten (10) Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration Statement or a Subsequent Shelf Registration Statement, it being agreed that if any Holder intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 5.2(j). From and after the date the Shelf Registration Statement or a Subsequent Shelf Registration Statement is declared effective the Company shall, as promptly as practicable after the date a Notice and Questionnaire is delivered to it, and in any event upon the later of (x) fifteen (15) Business Days after such date (but no earlier than the fifteenth (15th) Business Days after effectiveness) or (y) fifteen (15) Business Days after the expiration of any Suspension Period in effect when the Notice and Questionnaire is delivered or put into effect within fifteen (15) Business Days of such delivery date:
(a) if required by applicable law, file with the SEC a post-effective amendment to the Shelf Registration Statement or prepare and, if required by applicable law, file a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Holder delivering such Notice and Questionnaire is named as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of Registrable Securities in accordance with applicable law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement, use commercially reasonable efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is practicable;
(b) provide such Holder copies of any documents filed pursuant to Section 3.5(a); and
(c) notify such Holder as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 3.5(a);
provided that, if such Notice and Questionnaire is delivered during a Suspension Period, the Company shall so inform the Holder delivering such Notice and Questionnaire and shall take the actions set forth in clauses (a), (b) and (c) above upon expiration of the Suspension Period in accordance with Section 5.2. Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to name any Holder that has not delivered a Notice and Questionnaire to the Company as a selling securityholder in any Shelf Registration Statement or related Prospectus.
SECTION 4. Demand Registration.
Section 4.1 If the Company is unable to file, cause to be effective or maintain the effectiveness of a Shelf Registration Statement or Subsequent Shelf Registration Statement as required under Section 3, the Holders’ Representative shall have the right by delivering a written notice to the Company (a “Demand Notice”) to require the Company to, pursuant to the terms of this Agreement, register under and in accordance with the provisions of the Securities Act, the number of Registrable Securities Beneficially Owned by any Holders and requested by such Demand Notice to be so registered (a “Demand Registration”); provided, however, that a Demand Notice may only be made if the sale of the Registrable Securities requested to be registered by the Holders’ Representative is reasonably expected to result in aggregate gross cash proceeds in excess of $15,000,000 (without regard to any underwriting discount or commission). A Demand Notice shall also specify the expected method or methods of disposition of the applicable Registrable Securities, it being agreed that if any Holder intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 5.2(j). Following receipt of a Demand Notice, the Company shall use its commercially reasonable efforts to file, as promptly as practicable as can be accomplished given the best efforts by both the Company, the Holders and their respective representatives to effect the appropriate disclosure, and in any event no later than 75 days after the date of such Demand Notice (subject to Section 5.2(b) hereof), a registration statement on Form S-3 or any comparable or successor form or forms (or to the extent the

Company is not eligible to use Form S-3 or any comparable or successor form or forms, on Form S-1 or any comparable or successor form or forms), relating to the offer and sale of the Registrable Securities requested to be included therein by the Holders thereof in accordance with the methods of distribution elected by such Holders (a “Demand Registration Statement”) and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof and in no event later than the date that is 180 days after the date of such Demand Notice.
Section 4.2 In the event of a Demand Registration, the Company shall be required to maintain the continuous effectiveness of the applicable Registration Statement for a period of at least 180 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.
Section 4.3 The Holders’ Representative shall have the right to notify the Company that it has determined that the Demand Registration Statement relating to a Demand Registration be abandoned or withdrawn, in which event the Company shall promptly abandon or withdraw such Demand Registration Statement, and in which event, for purposes of Section 4.5, no Demand Registration shall have deemed to have been made pursuant to Section 4.1.
Section 4.4 The Company shall not be required to pay for expenses of any registration proceeding begun pursuant to Section 4.1, which has been subsequently withdrawn pursuant to Section 4.3 at the request of the Holders’ Representative, and such expenses shall be reimbursed by the Holders whose Registrable Securities were intended to be included in the Demand Registration Statement for reasonable and documented out-of-pocket expenses (including legal fees and printing expenses) so incurred, unless the withdrawal is based upon material adverse information concerning the Company that the Company had not publicly disclosed at least two (2) Business Days prior to the Company’s receipt of such withdrawal request.
Section 4.5 The Company shall not be required to effect a Demand Registration pursuant to Section 4.1 hereof: (i) after the Company has effected two (2) Demand Registrations pursuant to Section 4.1 hereof, and such Demand Registration Statements have been declared or ordered effective and kept effective by the Company as required by Section 4.2 hereof; or (ii) if the Company shall furnish to all Holders requesting Registrable Securities be included in such Demand Registration Statement pursuant to Section 4.1 hereof, a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith and reasonable judgment of the Board of Directors of the Company, the filing the Demand Registration Statement would require the Company to disclose a material financing, acquisition or other corporate development which has not been, and would not otherwise be required to be, disclosed to the public and such disclosure at such time would be materially adverse to the Company, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Holders Representative.
SECTION 5. Registration Procedures.
Section 5.1 In connection with the registration of any Registrable Securities under this Agreement, the Company shall comply with all the provisions of Section 5.2 hereof and shall use commercially reasonable efforts to effect such registration in accordance with the terms hereof to permit the resale of the Registrable Securities.
Section 5.2 In connection with the registration of any Registrable Securities required by this Agreement, the Company shall:
(a) Use commercially reasonable efforts to keep each Registration Statement continuously effective during the period such Registration Statement is required to remain effective pursuant to the terms of this Agreement. Upon the occurrence of any event that would cause the Registration Statement or the Prospectus contained therein (i) to contain a material misstatement or omission or (ii) not to be effective and usable for resale of Registrable Securities during the period such Registration Statement is required to remain effective pursuant to the terms of this Agreement, the Company shall file promptly an appropriate amendment to the Registration Statement, a supplement to the Prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the case of clause (i), correcting any such misstatement or omission, and, in the case of either clause (i) or (ii), use commercially reasonable efforts to cause such amendment to be declared effective and the Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter.
(b) Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective during the period provided herein. Notwithstanding Section 5.2(a) hereof, the Company may suspend the effectiveness of a Registration Statement and the Holders’ right to sell thereunder (each such period, a “Suspension Period”) if the Company reasonably determines and delivers to any Holder a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company stating that either (i) such Registration Statement contains an untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading in light of the circumstance under which they were made, and the disclosure of the information required to correct such misstatement or omission at such time would be materially adverse to the Company or (ii) the filing or continued use of the Registration Statement would require the Company to disclose a material financing, acquisition or other corporate development which has not been, and would not otherwise be required to be, disclosed to the public and such disclosure at such time would be materially adverse to the Company. Upon such suspension, the Company shall give notice to the Holders listed in such Registration Statement that the availability of the Registration Statement is suspended and, upon actual receipt of such notice, each Holder agrees not to sell any Registrable Securities pursuant to the Registration Statement until the earlier of (A) such Holder’s receipt of copies of the supplemented or amended Prospectus provided for in this Section 5.2 or (B) such Holder has been advised in writing by the Company that the sale of Registrable Securities pursuant to the Registration Statement may resume. A Suspension Period shall not exceed 30 consecutive days, no Suspension Period shall commence fewer than 15 days following the expiration of any preceding Suspension Period, and the aggregate of all Suspension Periods shall not exceed 90 days in any 360-day period. Notwithstanding the foregoing, no Suspension Period shall apply during any period in which the directors and executive officers of the Company are not also generally prohibited from selling securities of the Company.
(c) Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective during the period provided herein.
(d) Advise any Holder that has provided in writing to the Company a telephone or facsimile number and address for notice, promptly and, if requested by such Holder, to confirm such advice in writing (which notice pursuant to clauses (ii) through (iv) below shall be accompanied by an instruction to suspend the use of the Prospectus until the Company shall have remedied the basis for such suspension):
(i) when the Prospectus or any Prospectus supplement or post-effective amendment is proposed to be or has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective,
(ii) of any request by the SEC or any other Governmental Authority for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto,
(iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the threatening or initiation of any proceeding for any of the preceding purposes,
(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, or
(v) of the existence of any fact or the happening of any event, during the period in which a Registration Statement remains effective under the Securities Act, that makes any statement of a material fact made in such Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading.
(e) If requested by any Holder, promptly incorporate in the Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such Holders may reasonably request to have included therein, including, without limitation, information relating to the “Plan of Distribution” of the Registrable Securities.
(f) Unless any Registrable Securities shall be in book-entry form only, cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends (unless required by applicable securities laws), and enable such Registrable Securities to be in such denominations and registered in such names as the Holders may request at least two (2) Business Days before any sale of Registrable Securities.
(g) Use commercially reasonable efforts to promptly register or qualify any Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States as any Holder reasonably requests and which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder, keep such registrations or qualifications in effect for so long as the Registration Statement remains in effect, and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation but for this Agreement or (iii) consent to general service of process in any jurisdiction where it would not otherwise be subject to such service but for this Agreement.
(h) Use commercially reasonable efforts to promptly cause any Registrable Securities covered by a Registration Statement to be registered with or approved by such other Governmental Entities within the United States as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement.
(i) (1) Provide a transfer agent and registrar for all Senior Notes, (2) obtain an unrestricted CUSIP number for all Senior Notes, (3) qualify the Indenture (as defined in the Securities Purchase Agreement) under the Trust Indenture Act of 1939, as amended, and (4) provide the Trustee for the Senior Notes with global certificates for the Senior Notes in a form eligible for deposit with The Depository Trust Company, and take such other actions as are necessary or appropriate to qualify the Senior Notes as eligible for deposit with The Depository Trust Company, in each case not later than the effective date of any Registration Statement with respect to such Senior Notes.
(j) In the event that the Holders’ Representative advises the Company that Holders intend to distribute any Registrable Securities by means of an underwritten offering, whether pursuant to Section 3 or Section 4, enter into an underwriting agreement in customary form, scope and substance (provided, however, that the

Company shall not be obligated to agree to any restrictions on the sale by it of its securities) and take all such other actions reasonably requested by the Holders of a Majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering, (A) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (B) use its commercially reasonable efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (C) use its commercially reasonable efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (D) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (E) deliver such documents and certificates as may be reasonably requested by the Holders of a Majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.
Section 5.3 Each Holder agrees by acquisition of a Registrable Security that no Holder shall be entitled to sell any of such Registrable Securities pursuant to a Registration Statement, or to receive a Prospectus relating thereto, unless such Holder has furnished the Company with a Notice and Questionnaire (including the information required to be included in such Notice and Questionnaire) and the information set forth in the next sentence. The Company may require each Holder of Senior Notes to be sold pursuant to a Registration Statement to furnish to the Company such information regarding the Holder and the distribution of such Senior Notes as the Company may from time to time reasonably require for inclusion in such Registration Statement. Each such Holder agrees promptly to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not misleading. Any sale of any Registrable Securities by any Holder shall constitute a representation and warranty by such Holder that the information relating to such Holder and its Plan of Distribution is as set forth in the Prospectus delivered by such Holder in connection with such disposition, that such Prospectus does not as of the time of such sale contain any untrue statement of a material fact relating to or provided by such Holder or its Plan of Distribution and that such Prospectus does not as of the time of such sale omit to state any material fact relating to or provided by such Holder or its Plan of Distribution necessary to make the statements in such

Prospectus, in the light of the circumstances under which they were made, not misleading. The Company may exclude from such Registration Statement the Registrable Securities of any Holder that fails to furnish such information within a reasonable time after receiving such request. The Company shall not include in any Registration Statement any information regarding, relating to, or referring to any Holder or its Plan of Distribution without the approval of such Holder in writing.
Section 5.4 No Holder shall use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).
SECTION 6. Registration Expenses.
Section 6.1 All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all fees and expenses of compliance with securities or blue sky laws, messenger, telephone and delivery expenses, and fees and disbursements of counsel for the Company and of the Company’s independent certified public accountants, reasonable fees and disbursements of counsel for the Holders, and registration fees payable in connection with the filing of a Registration Statement (but excluding (i) all underwriting discounts and other expenses of the underwriters or other commissions, fees, discounts, expenses and commissions of brokers and dealers and (ii) capital gains, income and transfer taxes, if any, relating to any sale of Registrable Securities) will be borne and paid promptly by the Company (all such expenses being herein called “Registration Expenses”).
Section 6.2 Subject to Section 6.1 above, in connection with each registration hereunder, the Holders included therein shall be responsible for (i) all underwriting discounts and other expenses of the underwriters or other commissions, fees, discounts, expenses and commissions of brokers and dealers and (ii) capital gains, income and transfer taxes, if any, relating to the sale of such Registrable Securities.
SECTION 7. Indemnification; Contribution.
Section 7.1 Indemnification by the Company. In the event any Registrable Securities are included in a Registration Statement pursuant to this Agreement, the Company shall indemnify and hold harmless each Holder, its Affiliates, employees, officers, directors, and agents against all losses, claims, damages, liabilities (joint or several) and expenses (or actions in respect thereof) in connection with any sale of Registrable Securities pursuant to a Registration Statement arising out of or based upon (i) any violation or alleged violation of the Securities Act or any rule or regulation promulgated thereunder by the Company or any of its Affiliates, employees, officers, directors or agents or (ii) any untrue or alleged untrue statement of a material fact contained in any Registration Statement or preliminary or final prospectus relating to the registration of such Registrable Securities or any amendment or supplement thereto or any document incorporated by reference therein or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are contained in any information furnished in writing to the Company by or on behalf of such Holder or other indemnified Person expressly for use therein. Subject to Section 5.3, the Company will pay, indemnify, hold harmless and reimburse each Holder and its Affiliates, employees, officers, directors, and agents for any reasonable legal and other expenses as incurred in connection with investigating or defending any such losses, claims, damages, liabilities, expenses or actions for which such Person is entitled to indemnification hereunder.
Section 7.2 Indemnification by a Holder of Registrable Securities. In connection with any Registration Statement in which a Holder is participating, such Holder shall indemnify and hold harmless the Company, its employees, officers, directors and agents and all other prospective sellers and their respective employees, officers, directors and agents against any losses, claims, damages, liabilities and expenses (or actions in respect thereof) arising out of or based upon any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact contained in any Registration Statement or preliminary or final prospectus relating to the registration of such Registrable Securities or any amendment thereof or supplement thereto or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is contained in any written information or affidavit furnished by or on behalf of such Holder specifically for use in such Registration Statement or prospectus and then only to the extent of the total net proceeds received by such Holder (after deducting any discounts, commissions and similar fees applicable thereto) in consideration of the Registrable Securities sold by such Holder in connection with such registration. Subject to the provisions of Section 5.3, the Holders participating in any registration will pay, indemnify, hold harmless and reimburse (without duplication), up to the full extent of the total net proceeds received by the Holders (after deducting any discounts, commissions and similar fees applicable thereto and after taking into account any indemnity payments pursuant to the immediately preceding sentence), the Company, its employees, officers, directors and agents and all other prospective sellers and their respective employees, officers, directors and agents for any reasonable legal and other expenses as incurred in connection with investigation or defending any such losses, claims, damages, liabilities, expenses or actions.
Section 7.3 Indemnification Procedures.
(a) To exercise its indemnification rights under this Section 7 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, a party (the “Indemnified Party”) shall promptly notify the party obligated to provide indemnification under this Section 7 (the “Indemnifying Party”) of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity under this Section 7 may be sought hereunder; provided, however, that any delay or failure by the Indemnified Party to give notice shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that the Indemnifying Party is actually and materially prejudiced by reason of such delay or failure. The Indemnified Party shall advise the Indemnifying Party of all facts relating to such assertion within the knowledge of the Indemnified Party, and shall afford the Indemnifying Party the opportunity, at the Indemnifying Party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the

Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel, (ii) the Indemnifying Party shall have failed, within ten (10) Business Days after receipt of a notice in respect of such claim, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party) or (iii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest (including one or more legal defenses or counterclaims available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party) that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party.
(b) No party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Section 7.3 without the other parties’ prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnifying Party may agree without the prior written consent of the Indemnified Party to any settlement, compromise, discharge or consent to an entry of judgment, in each case that relates only to money damages and by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such claim and which unconditionally releases the Indemnified Party from all liability in connection with such claim.
Section 7.4 Contribution. If the indemnification provided for in Section 7.1 or Section 7.2 is unavailable or insufficient to hold harmless each of the Indemnified Parties against any losses, claims, damages, liabilities and expenses (or actions in respect thereof) to which such parties may become subject under the Securities Act, then the Indemnifying Party shall, in lieu of indemnifying each party entitled to indemnification hereunder, contribute to the amount paid or payable by such party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Parties on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, liabilities or expenses. The relative fault of such parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, relates to information supplied by or concerning the Indemnifying Party on the one hand, or by such Indemnified Party on the other, and such party’s relative intent, knowledge, access to information and opportunity to have corrected or prevented such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other allocation that does not take into account the equitable considerations referred to in this Section 7.4. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or expenses referred to above shall be deemed to include (subject to the limitations set forth in Section 7.2 or 7.3 hereof) any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action, proceeding or claim. Notwithstanding the provisions of this Section 7.4, no Holder of

Registrable Securities shall be required to contribute any amount in excess of the amount by which the proceeds received by such Holder from the sale of any Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any Person that is not guilty of such fraudulent misrepresentation.
Section 7.5 Advancement of Expenses. The Indemnifying Party shall promptly reimburse the Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by such Indemnified Party in connection with investigating, preparing for, defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought pursuant to this Section 7 (whether or not the Indemnified Party is a party to such claim or proceeding) or in enforcing this Agreement, provided that, any amounts so advanced pursuant to this Section 7.5 shall be promptly returned to the Indemnifying Party if it is ultimately determined by final judicial decision from which there is no further right of appeal that the Indemnified Party was not entitled to indemnification or contribution under this Section 7; provided, further, that the advancement of such expenses shall be made only upon delivery to the Indemnifying Party of an undertaking by or on behalf of the Indemnified Party to promptly return all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right of appeal that the Indemnified Party was not entitled to indemnification or contribution under this Section 7.
SECTION 8. Rule 144.
Section 8.1 The Company covenants that it will use commercially reasonable efforts to timely file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.
SECTION 9. Miscellaneous.
Section 9.1 Remedies. No Holder shall have any right to take any action to restrain, enjoin or otherwise delay any registration as a result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.
Section 9.2 Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, unless the Company has obtained the written consent of the Holders of at least a Majority of the outstanding Registrable Securities. Each Holder at the time or thereafter shall be bound by any consent authorized by this Section 9.2, whether or not such

Holder consented or whether or not such Registrable Securities have been marked to indicate such consent.
Section 9.3 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next Business Day or (iii) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below or such other address or facsimile number as a party may from time to time specify by notice to the other parties hereto:

If to Purchaser:	National City Bank
c/o The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: Mergers & Acquisitions Department
Fax: (412) 762-6238

With a copy to:	The PNC Financial Services Group, Inc. One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707 Attention: Mergers & Acquisitions Department
Fax: (412) 762-6238

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Nicholas G. Demmo
Fax: (212) 403-2000

If to the Company:	First Niagara Financial Group, Inc.
6950 South Transit Road, P.O. Box 514
Lockport, New York 14095-0514
Fax: (716) 625-8405
Attention: Michael W. Harrington
John Mineo

With a copy to:	Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 400

Washington DC 20015
Attention: John J. Gorman
Fax: (202) 362-2902
Section 9.4 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties’ respective successors. The registration rights granted by this Agreement may not be assigned, except that the Purchaser may assign its registration rights under this Agreement to any of its Affiliates.
Section 9.5 Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, all of which will constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (including by electronic transmission) to the other parties.
Section 9.6 Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning hereof.
Section 9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed in such commonwealth and without regard to its principles of conflict of laws. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court sitting in Pittsburgh, Pennsylvania.
Section 9.8 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, are held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision or provisions in every other respect and of the remaining provisions contained herein will not be affected or impaired thereby.
Section 9.9 Entire Agreement. This Agreement and the Securities Purchase Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FIRST NIAGARA FINANCIAL GROUP, INC.
By:	/s/ John R. Koelmel
	Name:	John R. Koelmel
	Title:	President and Chief Executive Officer

NATIONAL CITY BANK
By:	/s/ David J. Williams
	Name:	David J. Williams
	Title:	Senior Vice President

[Signature Page — Registration Rights Agreement]